EXHIBIT 99.3

THE SOUTHERN CONNECTICUT GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2011 AND 2010

(1)	For the period November 17 to December 31, 2010 (Successor), and for the period January 1 to November 16, 2010 (Predecessor).

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Southern Connecticut Gas Company:

In our opinion, the accompanying balance sheets as of December 31, 2011 and 2010 and the related statements of operations, of comprehensive income (loss), of cash flows, and of changes in shareholder's equity for the year ended December 31, 2011 and for the period from November 17, 2010 to December 31, 2010 present fairly, in all material respects, the financial position of The Southern Connecticut Gas Company (the "Company") at December 31, 2011 and 2010 and the results of its operations and its cash flows for the year ended December 31, 2011 and for the period from November 17, 2010 to December 31, 2010 (the "successor period") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
March 29, 2012

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Southern Connecticut Gas Company:

In our opinion, the accompanying statement of operations, of comprehensive income (loss), of cash flows, and of changes in shareholder's equity for the period from January 1, 2010 to November 16, 2010 present fairly, in all material respects, the results of operations and cash flows of The Southern Connecticut Gas Company (the "Company") for the period from January 1, 2010 to November 16, 2010 (the "predecessor period") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
March 31, 2011

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF OPERATIONS
(In Thousands)

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010

Operating Revenues	$358,424	$61,736	$292,842

Operating Expenses
Operation
Natural gas purchased	197,116	35,735	158,437
Operation and maintenance	61,457	9,033	63,323
Depreciation and amortization	33,893	2,086	15,519
Goodwill impairment charge	-	-	178,885
Taxes - other than income taxes	20,216	3,192	17,648
Total Operating Expenses	312,682	50,046	433,812
Operating Income (Loss)	45,742	11,690	(140,970)

Other Income and (Deductions), net	4,040	(138)	225

Interest Charges, net
Interest on long-term debt	13,123	1,931	13,409
Other interest, net	1,094	(263)	1,072
	14,217	1,668	14,481
Amortization of debt expense and redemption premiums	324	39	305
Total Interest Charges, net	14,541	1,707	14,786

Income (Loss) Before Income Taxes	35,241	9,845	(155,531)

Income Taxes	17,106	4,039	7,936

Net Income (Loss)	$18,135	$5,806	$(163,467)

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010

Net Income (Loss)	$18,135	$5,806	$(163,467)
Other Comprehensive Income (Loss)	(727)	156	266
Comprehensive Income (Loss)	$17,408	$5,962	$(163,201)

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
Cash Flows From Operating Activities

Net income (Loss)	$18,135	$5,806	$(163,467)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,217	2,125	15,824
Deferred income taxes	12,348	5,974	901
Pension expense	5,463	137	4,296
Goodwill impairment charge	-	-	178,885
Other non-cash items, net	(8,369)	2,313	19,424
Changes in:
Accounts receivable, net	7,989	(17,838)	7,032
Unbilled revenues	3,490	(7,658)	6,977
Prepayments	1,020	647	(1,062)
Natural gas in storage	(485)	10,862	3,420
Accounts payable	(5,180)	8,455	(551)
Interest accrued	204	(850)	(937)
Taxes accrued	(4,238)	2,052	4,567
Accrued liabilities	(2,868)	3,183	(2,530)
Other assets	137	(6,038)	(17,467)
Other liabilities	(14,573)	(3,979)	3,065
Total Adjustments	29,155	(615)	221,844
Net Cash provided by Operating Activities	47,290	5,191	58,377

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(26,725)	-	(22,097)
Other	(161)	-	6
Net Cash (used in) Investing Activities	(26,886)	-	(22,091)

Cash Flows from Financing Activities
Payment of common stock dividend	(38,000)	-	(14,000)
Issuances of long-term debt	50,000	-	-
Payments on long-term debt	(30,000)	-	(40,000)
Line of credit borrowings (repayments), net	(7,000)	2,100	4,900
Other	(611)	-	-
Net Cash (used in) provided by Financing Activities	(25,611)	2,100	(49,100)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(5,207)	7,291	(12,814)
Balance at beginning of period	11,542	4,251	17,065
Balance at end of period	$6,335	$11,542	$4,251

Cash paid during the period for:
Interest (net of amount capitalized)	$13,946	$2,497	$16,155
Income taxes	$5,240	$-	$(2,036)

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$1,970	$91	$105

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
BALANCE SHEET
December 31, 2011 and 2010

ASSETS
(In Thousands)

	2011	2010
Current Assets
Unrestricted cash and temporary cash investments	$6,335	$11,542
Accounts receivable less allowance of $3,400 and $2,102, respectively	43,839	52,718
Unbilled revenues	14,732	18,222
Current regulatory assets	27,294	34,195
Deferred income taxes	1,442	1,919
Natural gas in storage, at average cost	49,064	48,578
Materials and supplies, at average cost	1,523	883
Refundable taxes	4,563	515
Prepayments	3,398	4,418
Current portion of derivative assets	2,024	4
Total Current Assets	154,214	172,994

Other investments	7,818	7,854

Net Property, Plant and Equipment	479,311	465,128

Regulatory Assets (future amounts owed from customers through the ratemaking process)	143,851	160,505

Deferred Charges and Other Assets
Unamortized debt issuance expenses	4,861	5,085
Deferred income taxes	5,640	-
Goodwill	134,931	132,473
Other	904	1,025
Total Deferred Charges and Other Assets	146,336	138,583

Total Assets	$931,530	$945,064

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
BALANCE SHEET
December 31, 2011 and 2010

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2011	2010
Current Liabilities
Line of credit borrowings	$-	$7,000
Current portion of long-term debt	2,517	33,713
Accounts payable	40,408	44,486
Accrued liabilities	8,995	11,863
Current regulatory liabilities	1,655	8,401
Interest accrued	1,992	1,788
Taxes accrued	6,196	6,852
Total Current Liabilities	61,763	114,103

Noncurrent Liabilities
Pension accrued	36,539	41,048
Other post-retirement benefits accrued	17,896	20,284
Other	26,898	23,750
Total Noncurrent Liabilities	81,333	85,082

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	-	5,664

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	149,136	128,670

Commitments and Contingencies

Capitalization
Long-term debt	238,230	190,751

Common Stock Equity
Common stock	18,761	18,761
Paid-in capital	396,937	396,071
Retained earnings (accumulated deficit)	(14,059)	5,806
Accumulated other comprehensive income (loss)	(571)	156
Net Common Stock Equity	401,068	420,794

Total Capitalization	639,298	611,545

Total Liabilities and Capitalization	$931,530	$945,064

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2011 and 2010
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
(Predecessor)	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2009	1,407,072	$18,761	$401,136	$61,909	$214	$482,020

Net loss				(163,467)		(163,467)
Other comprehensive income, net of tax					266	266
Payment of common stock dividend				(14,000)		(14,000)
Balance as of November 16, 2010	1,407,072	$18,761	$401,136	$(115,558)	$480	$304,819

(Successor)
Balance as of November 17, 2010	1,407,072	$18,761	$396,071	$-	$-	$414,832

Net income				5,806		5,806
Other comprehensive income, net of tax					156	156
Balance as of December 31, 2010	1,407,072	$18,761	$396,071	$5,806	$156	$420,794

Net income				18,135		18,135
Other adjustments			866			866
Other comprehensive loss, net of tax					(727)	(727)
Payment of common stock dividend				(38,000)		(38,000)
Balance as of December 31, 2011	1,407,072	$18,761	$396,937	$(14,059)	$(571)	$401,068

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

The Southern Connecticut Gas Company (SCG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 179,000 customers in service areas totaling approximately 560 square miles.  The service territory extends along the southern Connecticut coast from Westport to Old Saybrook and includes the communities of Bridgeport and New Haven.  The population of this area is approximately 832,000, which represents approximately 24% of the population of the State.  Of SCG’s 2011 retail revenues, 52.2% were derived from residential sales, 17.9% from commercial sales, 2.0% from industrial sales and 27.9% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

SCG is the principal operating utility of Connecticut Energy Corporation (CEC), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). CEC is a holding company whose sole business is ownership of its respective operating regulated gas utility.  SCG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).  SCG was acquired by UIL Holdings on November 16, 2010.

Accounting Records

The accounting records of SCG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for SCG are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

SCG has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2012.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow SCG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, SCG has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  SCG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If SCG, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  SCG expects to continue to meet the criteria for

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the SCG’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

SCG’s regulatory assets and liabilities as of December 31, 2011 and 2010 included the following:

	Remaining	December 31,	December 31,
	Period	2011	2010
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$67,375	$78,333
Environmental Remediation Costs	4 to 5 years	2,091	2,522
Customer Rate Surcharge	(b)	10,962	8,857
Low Income Program	(c)	24,788	25,906
Purchased Gas	(d)	6,124	14,922
Debt Premium	1 to 26 years	26,747	30,464
Unfunded Future Income Taxes	(e)	11,657	21,725
Other	(f)	21,401	11,971
Total regulatory assets		171,145	194,700
Less current portion of regulatory assets		27,294	34,195
Regulatory Assets, Net		$143,851	$160,505

Regulatory Liabilities:
Deferred Income Taxes	(e)	$36,301	$22,283
Deferred Pension & OPEB	4 to 8 years	7,642	10,070
Accrued Removal Obligation	(f)	85,202	83,377
Non Firm Margin Sharing	(d)	-	7,058
Other	(f)	21,646	14,283
Total regulatory liabilities		150,791	137,071
Less current portion of regulatory liabilities		1,655	8,401
Regulatory Liabilities, Net		$149,136	$128,670

(a) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(b) Deferral of revenue received for excess refund of overearnings to be recovered over 1 - 2 years.
(c) Various hardship and payment plan programs approved for recovery.
(d) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(e) The balance will be extinguished when the asset or liability has been realized or settled, respectively.
(f) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Derivatives

On October 20, 2011, SCG entered into a weather insurance contract for the winter period of November 1, 2011 through April 30, 2012 in order to provide financial protection from significant weather fluctuations.  According to the terms of each contract, if temperatures are warmer than normal at a prescribed level for the contract period, SCG will receive a payment, up to the maximum amount allowed under the contracts of $3 million; however, if temperatures are colder than normal at a prescribed level for the contract period, SCG will make a payment of up to a maximum of $2 million.  The premium paid is amortized over the term of the contract.  The fair value of the contract is carried on the balance sheet as a derivative with changes in value recorded in the income statement as Other Income and (Deductions).  The derivative

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

asset related to this contract totaled $2.0 million at December 31, 2011 and an immaterial amount at December 31, 2010.

The fair value of the gross derivative assets as of December 31, 2011 and 2010 were as follows:

	December 31, 2011	December 31, 2010
	(In Thousands)

	Current Assets

Derivative assets, gross	$2,024	$4

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

SCG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2011 and 2010 were $85.2 million and $83.4 million, respectively.

SCG’s property, plant and equipment as of December 31, 2011 and 2010 were comprised as follows:

	2011	2010
	(In Thousands)

Gas distribution plant	$590,069	$572,351
Software	13,583	13,585
Land	3,753	3,753
Other plant	44,621	43,711
Total property, plant & equipment	652,026	633,400
Less accumulated depreciation	179,757	170,648
	472,269	462,752
Construction work in progress	7,042	2,376
Net property, plant & equipment	$479,311	$465,128

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2011 and 2010, SCG’s ARO, including estimated conditional AROs, was $11.0 million and consisted primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl (PCB)-contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.

Allowance for Funds Used During Construction

The Company capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2011 and 2010 were 2.37% and 1.52%, respectively.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2011 and 2010 were approximately 2.7% and 2.9%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” SCG has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, SCG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, SCG normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, SCG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  SCG’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.

Goodwill

SCG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2011, the fair value of SCG exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2011 that would make it more likely than not that the fair value fell below carrying value.

As a result of the sale of SCG from Iberdrola USA, Inc. to UIL Holdings in 2010, step two of the goodwill impairment test as described above was updated by Iberdrola USA Inc. resulting in the carrying value of SCG exceeding the purchase price (fair value).  A goodwill impairment charge of $179 million was recorded in the period from January 1 to November 16, 2010 (predecessor).

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

Cash and Temporary Cash Investments

SCG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Pension and Other Postretirement Benefits

SCG accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of SCG.  At December 31, 2011, SCG did not have any assets that were impaired under this standard.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

	Year Ended December 31, 2011	December 31, November 17, to 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)

Carrying costs on regulatory assets	$2,468	$-	$-
Allowance for funds used during construction	142	33	184
Weather insurance contracts	2,024	-	-
Civic donations	(164)	(80)	(45)
Miscellaneous	(430)	(91)	86
Total	$4,040	$(138)	$225

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures.”  Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective during interim and annual periods beginning after December 15, 2011 and is to be applied on a prospective basis.  SCG expects that the implementation of this guidance will not have a material impact on its financial statements.

In June 2011, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which allows entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  This guidance, which is to be applied retrospectively, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  SCG expects that the implementation of this guidance will not have an impact on its financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

In September 2011, the FASB issued amendments to ASC 350 “Intangibles-Goodwill and Other” which allow an entity to assess qualitatively whether it is necessary to perform the current two-step goodwill impairment test.  Performance of the two-step impairment test is required only if an entity determines it is more-likely-than-not that a reporting unit's fair value is less than its carrying amount.  Otherwise, no further testing is required.  This guidance is effective for annual and interim goodwill tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted.  SCG will adopt this guidance in 2012 and expects that the implementation of this guidance will not have a material impact on its financial statements.

In December 2011, the FASB issued amendments to the disclosure requirements on offsetting in ASC 210 “Balance Sheet” which require an entity to disclose quantitative information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  This guidance is effective during interim and annual periods beginning after January 1, 2013 and should be applied retrospectively for all comparative periods presented.  SCG expects that the implementation of this guidance will not have a material impact on its financial statements.

B)  CAPITALIZATION

Common Stock

SCG had 1,407,072 shares of its common stock, $13.33 par value, outstanding as of December 31, 2011 and 2010.

Long-Term Debt
	December 31,
	2011	2010
	(In Thousands)
6.59% Medium Term Note II, due September 26, 2011	$-	$30,000
7.50% Medium Term Note IV, due December 15, 2018	50,000	50,000
5.778% Medium Term Note III, due November 1, 2025	25,000	25,000
7.95% Medium Term Note I, due August 3, 2026	15,000	15,000
6.88% Medium Term Note I, due September 11, 2028	14,000	14,000
5.772% Medium Term Note III, due December 20, 2035	20,000	20,000
6.38% Medium Term Note III, due September 15, 2037	40,000	40,000
3.88% Medium Term Note IV, due September 22, 2021	25,000	-
5.39% Medium Term Note IV, due September 22, 2041	25,000	-

Long-Term Debt	214,000	194,000
Less: Current portion of long-term debt (1)	2,517	33,713
Plus: Unamortized premium	26,747	30,464
Net Long-Term Debt	$238,230	$190,751

 (1) Includes the current portion of unamortized premium.

The fair value of SCG’s long-term debt was $265.4 million and $222.8 million as of December 31, 2011 and 2010, respectively, which was estimated by SCG based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2012	2013	2014	2015	2016 & thereafter
(In Thousands)
Maturities	$-	$-	$-	$-	$214,000

In September 2011, SCG repaid, upon maturity, the outstanding balance of its 6.59% senior secured medium term notes totaling $30 million.

On August 29, 2011, SCG entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors of (1) secured 3.88% medium-term notes due September 22, 2021 (constituting a series of first mortgage bonds) in the principal amount of $25 million, and (2) secured 5.39% medium-term notes due September 22, 2041 (constituting a series of first mortgage bonds) in the principal amount of $25 million.  SCG received $50 million, upon the issuance of such notes on September 22, 2011.

(C)  REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

In July 2009, PURA issued a final decision in the 2009 rate case for SCG.  Subsequent to the issuance of the final decision, SCG appealed the PURA orders to the Connecticut superior court.  The rates established in the 2009 decision, and certain other orders, were stayed by stipulation pending the resolution of the appeal.  In April 2010, the Connecticut superior court ruled in favor of PURA and dismissed the appeal.  SCG appealed the superior court's dismissal to the Connecticut Supreme Court.  On March 24, 2011, SCG and the Office of Consumer Counsel filed a motion with PURA to reopen the SCG rate case for the purposes of reviewing and approving a settlement agreement.  On April 13, 2011, PURA reopened the rate case and then issued a final decision on August 3, 2011.  PURA's final decision approves the settlement agreement, except for minor modifications, including removing the provision that would have combined SCG and Connecticut Natural Gas Corporation (CNG), a subsidiary of UIL Holdings, for ratemaking purposes without further PURA approval.  The final decision resolves all pending issues related to the rate case appeals. Among other things, it results in the removal for monitoring purposes of the ten basis point penalty originally imposed at SCG for billing issues which have since been remediated resulting in an authorized ROE of 9.36%.  Additionally, SCG will be allowed to recover carrying charges on the excess interim rate decrease over-credited to customers during the stay of the rate case decisions while on appeal.  Recoverable carrying charges of approximately $1.6 million were recorded in the third quarter of 2011 and are included in “Other Income and (Deductions)” in the Statement of Income.  Monthly recognition of carrying charges will continue until the outstanding surcharge balance, which is being collected during the non-winter months (April – November) through November 2012, is extinguished.  The rate case appeal was withdrawn in September 2011 and the stay is no longer in effect.

Purchased Gas Adjustment Clause

SCG has a purchased gas adjustment clause approved by PURA which enable them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Approval for the Issuance of Debt

On July 5, 2011, PURA approved SCG’s application requesting approval of the issuance of up to $50 million of secured medium-term notes (MTNs) to be priced at a fixed coupon rate not to exceed 7.0% and with maturities ranging from one to 40 years.  The proceeds from the sale of the MTNs may be used by SCG for the following purposes:  (1) to refinance $30 million principal amount of maturing existing debt; (2) to finance capital expenditures; (3) for working capital purposes; and (4) for general corporate purposes.  In September 2011, SCG issued $50 million of debt in accordance with the terms and conditions approved by PURA.  See Note (B) “Capitalization – Long-Term Debt” for further information.

Gas Supply Arrangements

SCG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  SCG operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  SCG contracts for such gas resources in its own name for regulatory purposes.  Actual reasonable gas costs incurred by SCG are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

SCG purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  SCG diversifies its sources of supply by amount purchased and location.  SCG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

SCG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with SCG’s distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  Similar to the treatment of gas costs, the actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2011 are as follows:

(In Thousands)
2012	$54,715
2013	51,994
2014	49,154
2015	42,231
2016	35,456
2017-after	55,582
$289,132

In November 2010, the Tennessee Gas Pipeline Company (Tennessee), the company that operates a pipeline on which SCG holds firm transportation contracts, filed a FERC rate case proposing significant rate increases across their entire system which runs from south Texas through New England.  In December 2010, the FERC issued an order setting the Tennessee rate proceeding for hearing and suspended the proposed rate increase until June 1, 2011.  On that date the rates were placed into effect by Tennessee subject to refund to final rates determined through the federal regulatory process.  These rates were nearly double the pre-existing rates for reserving pipeline capacity with Tennessee, but provided for lower variable costs, resulting in a significant net cost increase.  On September 30, 2011, Tennessee made a FERC filing seeking approval of a settlement of the issues in the case reached by the active parties, including FERC staff and SCG.  On December 5, 2011 the FERC approved the settlement which reduced the rate increase effective as of November 1, 2011 and provided for refunds for the period of June 1, 2011 through October 31, 2011.  The settlement

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

did not have an impact on earnings as the cost of gas is included in customer rates through a purchased gas adjustment mechanism in place at SCG.

SCG acquires firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

SCG has contract rights to 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  SCG uses the LNG capacity as a winter peaking resource.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries including SCG are parties to a revolving credit agreement with a group of banks that will expire on November 17, 2014 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to SCG.  The Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2011, SCG did not have any borrowings outstanding under the UIL Holdings Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2011 totaled $160.7 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short-term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing the Company to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording it flexibility in managing its working capital requirements.

(E) INCOME TAXES

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$3,187	$(1,739)	$6,627
State	1,571	(196)	437
Total current	4,758	(1,935)	7,064
Deferred
Federal	9,653	5,683	290
State	2,695	291	611
Total deferred	12,348	5,974	901

Investment tax credits	-	-	(29)

Total income tax expense	$17,106	$4,039	$7,936

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)
Computed tax at federal statutory rate	$12,335	$3,446	$(54,436)
Increases (reductions) resulting from:
Depreciation and amortization not normalized	272	38	(1,053)
Investment tax credit amortization	-	-	(29)
Removal costs	(469)	(32)	(438)
Uncollectible reserves and programs	1,857	72	1,475
Goodwill	-	-	62,610
Tax return and audit adjustments	-	-	(1,436)
State taxes, net of federal benefit	2,773	62	681
Other items, net	338	453	562

Total income tax expense	$17,106	$4,039	$7,936

Book income before income taxes (1)	$35,241	$9,845	$23,354

Effective income tax rates	48.5%	41.0%	34.0%

(1)	The adjustment for goodwill impairment recorded as a result of the sale is not recognized as a taxable expense.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of SCG’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2011 was 48.5%, as compared to 41.0% for the period from November 17, 2010 through December 31, 2010 and 34.0% for the period from January 1, 2010 to November 16, 2010.  The increase in the 2011 effective book income tax rate was primarily due to an increase in current income tax expense based on a rate case settlement, which occurred during 2011.  Several items are now normalized that were historically flow-through, such as pension and deferred gas. The predecessor 2010 effective tax rate is driven by a goodwill impairment adjustment.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  As a result, during the fourth quarter of 2010 and calendar year 2011, SCG recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar year 2011.

The following table sets forth a reconciliation of the changes in the uncertain income tax positions for the years ended December 31, 2011 and 2010:

	2011	2010
	(In Thousands)
Balance as of January 1,	$-	$4,053
Increases for tax positions related to prior years	-	-
Decrease due to acquisition	-	(4,053)
Balance as of December 31,	$-	$-

SCG is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  SCG’s results are included in the consolidated tax return of its

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and SCG determines a separate tax provision for this purpose.  As of December 31, 2011, the tax years 2008, 2009, and 2010 remain open and subject to audit for State of Connecticut income tax purposes.  As of December 31, 2011, the tax year 2010 is open and subject to audit for federal income tax purposes.  SCG has been audited through 2005 for federal income taxes.  The statute of limitations in Connecticut has expired for all years through 2007.  The federal returns for 2006 through 2009 are currently under review, the completion of these reviews is anticipated to be completed in 2012.  SCG cannot predict the ultimate outcome of the reviews.

At December 31, 2011, SCG had a net non-current deferred tax assets of $5.6 million.  SCG had current deferred tax assets of $1.4 million at December 31, 2011 and did not have any current deferred tax liabilities at December 31, 2011.

The following table summarizes SCG’s deferred tax assets and liabilities as of December 31, 2011 and 2010:

	2011	2010
	(In Thousands)

Current deferred income tax assets	$1,442	$1,919

Noncurrent deferred income tax liabilities (assets):
Property related	$16,238	$2,411
Accrued removal obligation - regulatory liability	(33,435)	(515)
Unfunded future income taxes	15,698	21,725
Pension	(2,562)	(6,730)
Other postretirement benefits	8,081	(664)
Deferred natural gas costs	4,566	3,636
Rate case	2,695	4,356
Goodwill amortization	3,475	440
Conservation/environmental	1,021	1,714
Other	(21,417)	(20,709)
	$(5,640)	$5,664

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2011 and 2010 included on the following lines of the Balance Sheet is as follows:

	2011	2010
	(In Thousands)
Assets:
Deferred and refundable income taxes	$58,856	$30,537
Liabilities:
Deferred income taxes	51,774	34,282
Deferred income taxes – net	$(7,082)	$3,745

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to SCG’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  SCG through its parent UIL Holdings, has an investment policy addressing

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2012 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  SCG has a minimum funding requirement for 2012 currently estimated at $7 million.  Depending upon final actuarial calculations, the 2012 contribution may ultimately range between $7 million and $11 million.

Following the acquisition of SCG, UIL Holdings implemented consistent estimation techniques regarding  its actuarial assumptions, where appropriate, across the pension and postretirement plans of its operating subsidiaries.  The most significant of such changes was in the estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans.  The estimation technique is based upon the settlement of such liabilities as of December 31, 2011 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  UIL Holdings believes such a change results in an estimate of the discount rate that more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years. It results in cash flows which closely match the expected payments to participants.

As a result of the change described above, SCG is utilizing a discount rate of 5.30% as of December 31, 2011 and 2010. The discount rate for non-qualified pension plans as of December 31, 2011 was 5.05% compared to 5.00% in 2010.

The December 31, 2011 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $0.4 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $1.1 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2011 other postretirement benefits plan expenses would have increased or decreased inversely by $0.1 million.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2011 other postretirement benefits plan expenses would have increased or decreased inversely by an immaterial amount.

Pension Plans

SCG has multiple qualified pension plans covering substantially all of their union and management employees.  They also have non-qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, SCG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers of SCG.

Other Postretirement Benefits Plans

SCG also has plans providing other postretirement benefits for substantially all of its employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee’s date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union.Dependents are also eligible at the employee’s date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant’s contributions evaluated annually.  Benefits payments under these plans include annual caps for SCG participants hired after 1996.  SCG non-union employees hired after November 1995 are not eligible for these benefits,  union employees hired after April 1, 2010 are not eligible for these benefits.  As such, OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust (VEBA) accounts.  SCG did not make any contributions to these plans in 2011, nor does it currently plan to make a contribution in 2012.

Purchase Accounting and Other Accounting Matters

In accordance with ASC 805, when an entity that sponsors a single-employer defined benefit plan or postretirement plan is purchased, the purchaser must assign part of the purchase price to a liability if the projected benefit obligation exceeds plan assets.  The measurement of such liability eliminates any existing unrecognized components which are charged to accumulated other comprehensive income (AOCI).  As of December 31, 2010, as a result of the application of purchase accounting to SCG’s pension and other postretirement benefits plans, SCG recognized $90.9 million in previously unrecognized losses and prior service costs related to these plans.  For regulatory purposes, the amortization of these unrecognized amounts has historically been recovered in rates as a component of pension and postretirement expenses.  As such, SCG has recorded a regulatory asset to reflect future recovery of these costs.

Exclusive of the purchase accounting described above, ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

fair value of the plan’s assets and the accumulated postretirement benefit obligation.  SCG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items are recoverable through the ratemaking process in future periods.  As of December 31, 2011 and 2010, SCG has recorded regulatory liabilities of $11.1 million and $12.4 million, respectively.

In accordance with ASC 715, SCG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  SCG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  SCG utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, SCG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of SCG’s pension and other postretirement plans as of December 31, 201 1 and 2010.  Plan assets and obligations have been measured as of December 31, 2011 and 2010.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

				Other Post-Retirement
	Pension Benefits			Benefits
	Year Ended December 31, 2011	November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010	Year Ended December 31, 2011	November 17, to December 31, 2010	(Predecessor) January 1, to 20 November 16, 10
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$137,740	$142,376	$129,026	$28,849	$29,259	$25,861
Service cost	1,592	159	1,482	389	48	325
Interest cost	7,169	607	6,737	1,429	182	1,353
Participant contributions	-	-	-	584	67	468
Plan amendments	-	-	2,057		-	-
Transfer due to sale of SCG	-	-	-	-	43	-
Actuarial (gain) loss	(2,467)	(4,764)	9,476	(2,927)	(438)	3,915
Benefits paid (including expenses)	(7,836)	(638)	(6,402)	(3,157)	(312)	(2,663)
Benefit obligation at end of year	$136,198	$137,740	$142,376	$25,167	$28,849	$29,259

Change in Plan Assets:
Fair value of plan assets at beginning of year	$90,075	$83,069	$86,792	$8,564	$8,474	$8,860
Actual return on plan assets	1,348	7,594	1,560	(182)	362	1,177
Employer contributions	10,366	-	1,200	-	-	1,000
Adjustments	-	-	(114)	-	-	-
Participant contributions	-	-	-	584	-	-
Benefits paid (including expenses)	(7,836)	(588)	(6,369)	(1,696)	(272)	(2,563)
Fair value of plan assets at end of year	$93,953	$90,075	$83,069	$7,270	$8,564	$8,474

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$42,245	$47,665	$59,307	$17,897	$20,285	$20,785

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2011	2010	2011	2010
Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$613	$-	$-	$-
Non-current liabilities	$41,632	$47,665	$17,897	$20,285

Amounts Recognized as a Regulatory Asset consist of:
Net (gain) loss	$(8,366)	$(11,680)	$(2,782)	$(717)
Total recognized as a regulatory asset	$(8,366)	$(11,680)	$(2,782)	$(717)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$136,198	$137,740	N/A	N/A
Accumulated benefit obligation	$130,889	$125,982	N/A	N/A
Fair value of plan assets	$93,953	$90,075	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.30%	5.30%	N/A	N/A
Discount rate (Non-Qualified Plans)	5.05%	5.00%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	5.05%	5.15%
Average wage increase	3.50%	3.50%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	8.00%	7.80%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	4.50%

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits			Other Post-Retirement Benefits
	Year Ended December 31, 2011	November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010	Year Ended December 31, 2011	November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,592	$159	$1,482	$389	$48	$325
Interest cost	7,169	607	6,737	1,429	182	1,353
Expected return on plan assets	(7,220)	(587)	(7,822)	(681)	(83)	(607)
Amortization of:
Prior service costs	-	-	112	-	-	(53)
Transition obligation (asset)	-	-	520	-	-	-
Actuarial (gain) loss	-	-	3,586	-	-	754
Net periodic benefit cost	$1,541	$179	$4,615	$1,137	$147	$1,772

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$3,405	$-	$15,384	$(2,065)	$(717)	4,314
Amortization of:
Prior service costs	-	-	1,940	-	-	53
Transition obligation (asset)	-	-	-	-	-	-
Actuarial (gain) loss	-	(11,680)	(3,575)	-	-	(754)
Total recognized as regulatory asset	$3,405	$(11,680)	$13,749	$(2,065)	$(717)	$3,613

Total recognized in net periodic benefit costs and regulatory asset	$4,946	$(11,501)	$18,364	$(928)	$(570)	$5,385

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2011	2010	2011	2010

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of net (gain) loss	$(231)	$-	$(339)	$-
Total estimated amortizations	$(231)	$-	$(339)	$-

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.15-5.30%	5.80%	5.15%	5.80%
Average wage increase	3.50%	4.00%	N/A	N/A
Return on plan assets	8.50%	8.75%	7.82%-8.00%	8.00%
Health care trend rate (current year)	N/A	N/A	7.80%	8.10%
Health care trend rate (2019 forward)	N/A	N/A	4.50%	4.50%

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$99	$(84)
Accumulated post-retirement benefit obligation	$1,245	$(1,089)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits	Other Post-Retirement Benefits
	(In Thousands)
2012	$8,034	$2,089
2013	$8,295	$2,108
2014	$8,428	$2,102
2015	$8,606	$2,081
2016	$8,841	$2,045
2017-2021	$46,692	$9,231

401(k)

SCG has 401(k) plans in which substantially all of its employees are eligible to participate.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

SCG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings. Costs of the services that are allocated amongst SCG and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2011 and 2010, the Balance Sheet reflects inter-company payables of $2.2 million and $5.9 million, respectively.

Dividends/Capital Contributions

For the year ended December 31, 2011 and for the period from November 17 to December 31, 2010, SCG accrued dividends to UIL Holdings of $38.0 million and zero, respectively.  For the period from January 1 to November 16, 2010, SCG accrued dividends to its former parent, Iberdrola USA, Inc., of $14.0 million.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2012	$1,692
2013	141
2014	-
2015	-
2016	-
2017-after	-
$1,833

(J)  COMMITMENTS AND CONTINGENCIES

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances and climate change, SCG may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not currently determinable.  Environmental damage claims may also arise from the operations of SCG.  Significant environmental issues known to SCG at this time are described below.

Site Decontamination, Demolition and Remediation Costs

SCG owns or has previously owned property where Manufactured Gas Plants (MGPs) historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  SCG has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2011.  In the past, SCG has received approval for the recovery of MGP-related remediation expenses from customers through rates and they will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

SCG owns property on Pine Street in Bridgeport, CT, the site of one of its former operations centers and a former MGP operation.  SCG may be subject to remediation expenses for part of the site, the amount of which cannot be estimated at this time.  Future remediation costs, for which SCG will seek recovery in rates, are expected to be in the range of $2 to $3 million.  As of December 31, 2011, SCG has recorded a liability of $2 million for this site.

SCG owns property on Housatonic Avenue in Bridgeport, CT, a former MGP site.  Costs associated with the remediation of the site could be significant and will be subject to a review by PURA as to whether these costs are

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

 recoverable in rates.  SCG cannot presently estimate the costs of remediation or the likelihood of recoverability.  As such, as of December 31, 2011, no liability related to this claim has been recorded.

SCG owns property located on Chapel Street in New Haven, CT, the site of one of its former operations centers and a former MGP site.  SCG may be subject to remediation expenses for part of the site, the amount of which cannot be estimated at this time.   Costs associated with the remediation of the site could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  SCG cannot presently estimate the costs of remediation or the likelihood of recoverability.  As such, as of December 31, 2011, no liability related to this claim has been recorded.

(K) FAIR VALUE MEASUREMENTS

SCG utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  SCG’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth SCG’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2011 and December 31, 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)
Assets:
Derivative assets	$-	$-	$2,024	$2,024
Noncurrent investments available for sale	$7,818	$-	$-	7,818
	$7,818	$-	$2,024	$9,842

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)
Assets:
Derivative assets	$-	$-	$4	$4
Noncurrent investments available for sale	7,854	-	-	7,854
	$7,854	$-	$4	$7,858

The derivative assets represent the fair value of the weather insurance contracts.  See Note (A), “Statement of Accounting Policies” for a discussion of the weather insurance contracts.

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2011 and 2010.

Year Ended
December 31, 2011
(In Thousands)
Net derivative assets/(liabilities), December 31, 2010	$4
Unrealized gains and (losses), net
Included in earnings	1,985
Included in other comprehensive income	35
Net derivative assets/(liabilities), December 31, 2011	$2,024

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2010	$2,020

Year Ended
December 31, 2010
(In Thousands)
(Predecessor)
Net derivative assets/(liabilities), December 31, 2009	$19
Unrealized gains and (losses), net
Included in earnings	(5)
Included in other comprehensive income	(33)
Net derivative assets/(liabilities), November 16, 2010	$(19)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of November 16, 2010	$(38)

(Successor)
Net derivative assets/(liabilities), November 17, 20	$(19)
Unrealized gains and (losses), net
Included in earnings	1
Included in other comprehensive income	22
Net derivative assets/(liabilities), December 31, 2010	$4

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2010	$23

The following tables set forth the fair values of SCG’s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)

Pension assets
Cash and cash equivalents	$4,651	$-	$-	$4,651
Mutual funds	-	89,302		89,302
	4,651	89,302	-	93,953
OPEB assets
Mutual funds	7,270	-	-	7,270
	7,270	-	-	7,270

Fair value of plan assets, December 31, 2011	$11,921	$89,302	$-	$101,223

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)

Pension assets
Mutual funds	$90,075	$-	$-	$90,075
	90,075	-	-	90,075
OPEB assets
Mutual funds	8,564	-	-	8,564
	8,564	-	-	8,564

Fair value of plan assets, December 31, 2010	$98,639	$-	$-	$98,639

The determination of fair value of the Level 1 and Level 2 pension and OPEB assets was based on quoted prices, as of December 31, 2011 and 2010, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

(N) ACQUISITION

On November 16, 2010, UIL Holdings completed its acquisition (the Acquisition) of The Southern Connecticut Gas Company from Iberdrola USA, Inc.  SCG contributed $358.4 million in operating revenues and $18.1 million in net income to UIL Holdings’ results of operations for the year ended December 31, 2011.  SCG contributed $61.7 million in operating revenues and $5.8 million in net income to UIL Holdings’ 2010 results of operations for the post-acquisition period of 45 days from November 17, 2010 to December 31, 2010.

Taking into account the final indebtedness and working capital adjustment for SCG of $6.3 million in May 2011, the net purchase price amounted to $415.8 million.  SCG accounted for the Acquisition in accordance with ASC 805 “Business Combinations,” whereby the purchase price paid was allocated to tangible assets acquired and liabilities assumed as well as goodwill based upon their fair values as of the closing date of the Acquisition.  UIL Holdings determined that the historical book value of the assets and liabilities of SCG approximates their fair

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

value given the regulation under which they operate in the states of Connecticut.  The following table summarizes the allocation of the purchase price:

Amount
(In Millions)

Total indentifiable net assets	$280.9
Goodwill	134.9
Total purchase price, net	$415.8

Goodwill is calculated as the excess of the purchase price over the value of the net assets acquired and the contributing factors to the amount recorded included expected future cash flows, potential operational synergies, the utilization of technology, and cost savings opportunities in the delivery of certain shared administrative and other services.  As of December 31, 2011, SCG’s goodwill is $134.9 million, an increase of $2.5 million compared to the December 31, 2010 balance.  The increase was primarily attributable to $3.1 million of adjustments to the values of the assets and liabilities recognized in the Acquisition as a result of the finalization of the allocation of the consideration transferred, which UIL Holdings had up to one year from the date of the Acquisition to finalize under business combination accounting guidance.  Such adjustments were primarily related to changes in deferred income tax balances which resulted from the finalization of certain income tax filings required to be included with UIL Holdings’ 2010 federal income tax return as a result of the Acquisition.